EXHIBIT 107

Calculation of Filing Fee Tables

Form S-1

Pineapple Financial Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees Previously Paid	Equity	Common shares	Rule 457(c)	12,600,110	$1.210	$15,246,133	0.0001476	$2,250.33
	Equity	2024 Warrants(2)	Rule 457(g)	1,000,000	—		—
	Equity	Common shares underlying 2024 warrants(3)	Rule 457(c)	1,000,000	1.210	$1,210,000	0.0001476	$178.60
	Equity	Common shares underlying the Notes	Rule 457(c)	310,881	1.210	376,165.80	0.0001476	$55.52
	Total Offering Amounts					$16,832,299		$2,484.45
	Total Fees Previously Paid
	Total Fee Offsets							—
	Net Fee Due							$2,484.45

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 (the “Securities Act”), as amended.
(2)	Included in the price of the Common Shares. No separate registration fee required pursuant to Rule 457(g) under the Securities Act.
(3)	The warrants are exercisable for a price per share equal to $5. The warrants are exercisable at any time and from time to time, in whole or in part, within nine (9) months of the issuance date. This registration statement also covers such shares issuable upon the exercise of the warrants. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act.